Exhibit 99 News Release

FOR IMMEDIATE RELEASE                                  Robert F. Gallagher, CFO
                                                       (651) 490-2756

                     TSI COMPLETES SALE OF HANDAR SUBSIDIARY
                      REPORTS $.41 GAIN IN DECEMBER QUARTER
                                 October 4, 1999

TSI Incorporated, Shoreview, Minnesota today announced it has sold the assets of its Handar subsidiary to the U.S. subsidiary of Vaisala Oyj, headquartered in Helsinki, Finland. Handar manufactures instruments for meteorological and hydrological measuring applications. The $11.8 million, all-cash transaction, which the Company first announced on September 9, was effective October 1, 1999, and will be included in TSI's fiscal third quarter, ending December 31, 1999. The Company will realize an after-tax gain of approximately $4.8 million, or $.41 per share, from the sale. Results of TSI's second quarter, ended September 30, 1999, will be released during the last week of October.

James E. Doubles, TSI's Chairman and Chief Executive Officer, stated, "We are extremely pleased with this transaction. Vaisala is a good match for Handar and we believe all parties concerned will benefit. This sale is part of TSI's stated business strategy of focusing on businesses that offer the strongest potential for long-term growth. Meanwhile, we continue to work with William Blair, our investment banker, exploring alternatives for maximizing shareholder value."

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include: uncertainties relating to competition and technological change, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, delays or cancellation of government procurements, dependence on certain key industries, and risk associated with the Company's acquisition strategy and international operations.

TSI is a diversified, worldwide leader in providing measuring instruments for two major market areas: the safety, comfort and health of people; and productivity and quality improvement. The Company's common stock is traded on the national over-the-counter market under the Nasdaq symbol TSII. For more information, visit the Company's web site at www.tsi.com.